Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CHF Solutions, Inc. 2017 Equity Incentive Plan, the CHF Solutions, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan, and the CHF Solutions, Inc. New-Hire Equity Incentive Plan, as amended, of our report dated March 8, 2017 (except for the reverse stock split disclosed in Note 1, as to which the date is March 22, 2018) with respect to the consolidated financial statements of CHF Solutions, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota

March 22, 2018